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Exhibit 10.5

Addendum to Letter Employment Agreement of December 1, 2003

This Addendum to Michael S. Gilliland's Letter Employment Agreement of December 1, 2003 (the "Agreement") is entered into effective as March 22, 2006, by and between Sabre Inc. (the "Company") and Michael S. Gilliland ("Employee").

The Company and Employee hereby agree that the provisions for Termination Other Than for Cause, as provided for in Section 8 the Agreement, shall be replaced with the following language:

  If the Board of Directors terminates your employment without Cause (except in the circumstances that would result in a payment under your ETBA, which will be governed by that agreement), and subject to your executing an Agreement and General Release in form and substance reasonably acceptable to the Company: (i) the Company will pay to you as severance, in a lump sum or in installments paid bi-weekly, semi-monthly, monthly or quarterly in the discretion of the Compensation Committee over twenty-four months, an amount equal to 200% of your most recently established Base Salary plus 200% of your VCP Target that is in effect when termination occurs, except that such severance will not be less than 200% of your Base Salary specified in Section 5 above plus 200% of your VCP Target specified in Section 6 above; (ii) any stock options awarded to you after the date of this Agreement that have not yet vested as of the termination date and that would otherwise have vested within 90 days of the termination date will become immediately vested on the termination date and will be exercisable until at least the 15th day of the third month following your termination of employment (or, if longer, until the time set forth in the applicable stock options agreements); (iii) any remaining restrictions on any Restricted Stock granted to you after the date of this Agreement as to which the restrictions would otherwise have lapsed within 90 days of the termination date will immediately lapse as of the termination date; and (iv) you would be eligible for any benefits required to be provided pursuant to the terms of any other applicable benefit plan, policy or program or that are required by law.

  Any amounts paid under this Section 8 shall be paid, and any other accommodation under this Section 8 shall be made, if and only if, and only for so long as, you are in full compliance with all of your obligations to the Company pursuant to Section 9 with respect to Non-solicitation, Non-recruitment and Non-competition. Any breach by you of any of those obligations shall entitle the Company to a full refund of any amounts previously paid to you under this Section 8 and to suspend any further payments hereunder as a non-exclusive remedy. Further, you agree that the refund to the Company of such termination payments or benefits, and the suspension thereof, as a consequence of your breach of such obligations do not in any way limit the ability of the Company to pursue injunctive relief or to seek additional damages with respect to your breach of such obligations. In addition, you agree that your satisfaction of the provisions set forth in Section 10 (Post-Employment Transition and Cooperation) shall be a condition to the Company's obligation to make, or to continue, payments or accommodations to you under this Section 8.

  In addition, you expressly acknowledge and agree that in the event that you terminate your employment by submitting your resignation (or other form of voluntary termination), you will not be entitled to any of the compensation or accommodations provided for in clauses (i)-(iii) of this Section 8.

  Notwithstanding anything in this Section 8 to the contrary, in the event that any payments made under this Section 8 are paid out in installments rather than in lump sum, and if the Company determines (A) that at the time your employment with the Company terminates for any reason other than your death or disability (as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) or at such other time that the Company determines to be relevant, you are a "specified employee" (as such term is defined under Section 409A of the Code) of the Company and (B) that the payments to be provided to you pursuant to this Section 8 are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code ("Section 409A Taxes") if provided at the time otherwise required under this Section 8, then such payments shall be delayed until the date that is six months after date of your "separation from service" (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the "Payment Delay Period").

Accepted and agreed to:

Michael S. Gilliland	Michael E. Haefner Senior Vice President, Human Resources Sabre Inc.

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  Exhibit 10.5
Addendum to Letter Employment Agreement of December 1, 2003